UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):

October 20, 2014

LENNOX INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2140 Lake Park Blvd.

Richardson, Texas 75080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

(972) 497-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Short-Term Facility; Amendment to Domestic Revolving Credit Facility.

On October 20, 2014, Lennox International Inc. (the “Company”) entered into a short term loan agreement (the “Short-Term Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, and Morgan Stanley Bank, N.A. and the other lenders named therein, to borrow up to $250 million. The Short-Term Facility will mature on March 31, 2015, but permits prepayment at any time prior to maturity without penalty. The Company will pay customary fees and expenses under the Short-Term Facility, in addition to duration fees on the aggregate principal amount of the term loan that remains outstanding on specified dates. The term loan will bear interest at a variable base rate or a variable rate based on the London interbank offered rate, at the Company’s election, plus a spread.

The Short-Term Facility, like the Company’s $650 million existing Fourth Amended and Restated Revolving Credit Facility Agreement (the “Domestic Revolving Credit Facility”), is guaranteed by certain of the Company’s domestic subsidiaries. All covenants contained in the Short-Term Facility are substantially similar to those in the Company’s Domestic Revolving Credit Facility and restrict, among other things, certain mergers, asset dispositions, guarantees, debt, liens, and affiliate transactions by the Company and its subsidiaries. The financial covenants relate to leverage and interest coverage, and require the Company and its subsidiaries to maintain a defined consolidated Total Indebtedness to Adjusted EBITDA Ratio and a Cash Flow (defined as EBITDA minus capital expenditures) to Interest Expense ratio.

The Short-Term Facility contains customary events of default applicable to the Company and its subsidiaries. Each of the Company’s major debt agreements contains provisions by which a default under one agreement causes a default in the others (a “cross default”). If a cross default under the Short-Term Credit Facility were to occur, it could have a wider impact on the Company’s liquidity than might otherwise occur from a default of a single debt instrument or lease commitment. If any event of default occurs and is continuing, JPMorgan Chase, as administrative agent under the Short-Term Facility, may decide to, and lenders with a majority of the outstanding loans or commitments may require JPMorgan Chase to, accelerate amounts due under the Short-Term Facility.

The Company intends to use the borrowings under the Short-Term Facility, along with borrowings under the Domestic Revolving Credit Facility, to fund the accelerated share repurchase transactions described below.

In anticipation of those accelerated share repurchase transactions, the Company entered into a First Amendment to the Domestic Revolving Credit Facility dated as of October 22, 2014 (the “Amendment”) with JPMorgan Chase Bank, National Association, as administrative agent and the lenders who are parties to the Domestic Revolving Credit Facility.

Accelerated Share Repurchase Transactions.

On October 22, 2014, the Company entered into Fixed Dollar Accelerated Share Repurchase Transactions (the “ASR Agreements”) with Morgan Stanley & Co. LLC and JPMorgan Securities LLC, as agent for JPMorgan Chase Bank, N.A. (collectively, the “Dealers”) to effect an accelerated stock buyback of the Company’s common stock (the “Common Stock”).

Under the ASR Agreements, on October 23 or 24, 2014, the Company paid each Dealer an initial purchase price of $225.0 million, and the Dealers delivered to the Company a total of approximately 3,625,000 shares of Common Stock, representing approximately 70% of the shares expected to be purchased under the ASR Agreements.

The number of shares that are ultimately delivered to the Company under the ASR Agreements will be determined based on the average of the daily Rule 10b-18 volume-weighted average share prices of the

Common Stock over the course of a calculation period less a discount and is subject to certain adjustments under the ASR Agreements (such average price less discount, as so adjusted, the “Final Price”). Upon settlement following the end of the calculation period, the Dealers will deliver additional shares to the Company so that the aggregate value of the shares initially delivered plus such additional shares, based on the Final Price, is $450.0 million. Alternatively, if the value of the shares initially delivered, based on the Final Price, exceeds $450.0 million, the Company will deliver cash or shares of Common Stock (at the Company’s election) to the Dealers for the excess. The number of shares to be delivered are subject to caps. The calculation periods are from October 23, 2014 until the fourth quarter of 2015 and may be shortened at the option of a Dealer.

While the ASR Agreements are in effect, the Company will not be permitted to repurchase its Common Stock in the open market without the Dealers’ consent.

The ASR Agreements contain terms and conditions believed to be customary for agreements of this kind, including providing for adjustments in the event of extraordinary corporate transactions and market and other disruptions and setting forth circumstances under which the ASR Agreements may be terminated or unwound early.

General

The foregoing summaries of the Short-Term Facility and the Amendment are qualified in their entirety by the terms of the applicable document, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Short Term Facility Agreement dated as of October 20, 2014 among Lennox International Inc., the lenders party thereto and JPMorgan Chase Bank, National Association as Administrative Agent.

10.2	First Amendment to the Fourth Amended and Restated Revolving Credit Facility dated as of October 22, 2014 among Lennox International Inc., the lenders party thereto and JPMorgan Chase Bank, National Association as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.

Date: October 24, 2014

By:	/s/ Joseph W. Reitmeier
Name:	Joseph W. Reitmeier
Title:	Executive Vice President, Chief Financial Officer

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